Exhibit 99.1

RELEASE
November 2023

DZS Inc. Announces Delayed 10-Q Filing and Restatement of Previously Issued 2022 Financial Statements

DALLAS, Texas, USA, Nov. 9, 2023 – DZS Inc. (“DZS” or the “Company”) (Nasdaq: DZSI), a global leader of access, optical and AI-driven cloud software solutions, announced today that it will not file its Quarterly Report on Form 10-Q for the three months ended September 30, 2023 (the “Third Quarter 10-Q”) within the filing deadline established by the Securities and Exchange Commission (the “SEC”) and will be a late filer with respect to such report.
As previously reported in the Company’s Current Report on Form 8-K filed with the SEC on June 1, 2023, the Audit Committee of the Board of Directors of the Company, in consultation with the Company’s management, determined that the Company’s previously issued unaudited condensed consolidated financial statements as of and for the three months ended March 31, 2023 (the “Q1 2023 Financial Statements”) should no longer be relied upon and should be restated due to an accounting error relating to revenue recognition with respect to certain customer projects. As a result of this error, the Audit Committee initiated a review of the Company’s accounting for revenue recognition and the extent to which these matters affect the Company’s internal controls over financial reporting (the “Review”).
Although the Review is ongoing, based on preliminary findings, the Audit Committee, in consultation with the Company’s management, determined on November 7, 2023 that the Company’s previously issued audited condensed consolidated financial statements as of and for the year ended December 31, 2022 (the “2022 Annual Financial Statements”), as well as the Company’s previously issued unaudited condensed consolidated financial statements as of and for each of the three months ended March 31, 2022, the three and six months ended June 30, 2022 and the three and nine months ended September 30, 2022 (collectively, the “2022 Interim Financial Statements” and, together with the 2022 Annual Financial Statements, the “2022 Financial Statements” and, together with the Q1 2023 Financial Statements, the “Affected Financial Statements”), should no longer be relied upon and should be restated due to accounting errors in each of the 2022 Financial Statements relating to revenue recognition. Similarly, any previously issued or filed reports, press releases, earnings releases, investor presentations or other communications of the Company describing the Company’s financial results or other financial information relating to the periods covered by the 2022 Financial Statements should no longer be relied upon. In addition, the report of Ernst & Young LLP included in the previously issued 2022 Annual Financial Statements should no longer be relied upon.
As a result, the Company has not yet filed its Quarterly Report on Form 10-Q for the three months ended June 30, 2023 (the “Second Quarter 10-Q” and, together with the Third Quarter 10-Q, the “Delinquent Reports”) and is unable to complete its unaudited condensed consolidated financial statements and file the Third Quarter 10-Q by the prescribed due date for such filing.
Although the Company cannot at this time estimate when it will file its restated financial statements or the Delinquent Reports, it is diligently pursuing completion of the restatements and intends to make such filings as soon as reasonably practicable following the completion of the Review and the restatements. Once the Review is completed, the DZS finance team will work with the Company’s independent registered public accounting firm to make the necessary accounting changes as well as implement improved controls and governance.
The Company continues to invest in innovation and strategic customer projects, including the Company’s recently announced successful pilot program with Europe’s largest fiber-to-home service provider. While innovation continues, during calendar year 2023, the Company has actioned approximately $30 million in annualized cost savings that we expect will be fully realized in 2024. These cost savings are a result of the Company’s successful execution of its global ERP, outsourced manufacturing and integration of acquisitions as well as peak investments across its Access, Subscriber and Optical edge portfolios. The Company is also assessing and optimizing its global inventory.
“The past several months resulting from our revenue recognition matters have been difficult for the Company but have enabled us to streamline and improve several operational processes at DZS,” said Misty Kawecki, Chief Financial Officer, DZS. “We look forward to implementing organizational and personnel improvements in our IT systems, controls and governance.”

Kawecki added, “I want to thank and appreciate our talented and dedicated employees and the valuable partnership we maintain with our marquee customers, technology, manufacturing, and logistics business partners. We look forward to emerging more prepared, more disciplined and with a relentless commitment to profitable growth.”
About DZS Inc.
DZS Inc. (Nasdaq: DZSI) is a global leader of access, optical and AI-driven cloud software solutions.
DZS, the DZS logo, and all DZS product names are trademarks of DZS Inc. Other brand and product names are trademarks of their respective holders. Specifications, products, and/or product names are all subject to change.
This press release contains forward-looking statements regarding future events and our future results that are subject to the safe harbors created under the Private Securities Litigation Reform Act of 1995, including statements regarding the expected impacts of the restatements of the Affected Financial Statements, the Company’s plans to file such restated financial statements and the Company’s expected improvements in controls and governance. These statements reflect the beliefs and assumptions of the Company’s management as of the date hereof. Words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “target,” “will,” “would,” variations of such words, and similar expressions are intended to identify forward-looking statements. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are difficult to predict. The Company’s actual results could differ materially and adversely from those expressed in or contemplated by the forward-looking statements. Factors that could cause actual results to differ include, but are not limited to, those risk factors contained in the Company’s SEC filings available at www.sec.gov, including without limitation, the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and subsequent filings. In addition, these risks and uncertainties include, but are not limited to, the discovery of additional information relevant to the periods covered by the Affected Financial Statements or other periods, changes in the effects of the restatements on the Company’s financial statements or financial results and delay in the filing of the Company’s periodic reports with the SEC due to the Company’s efforts to complete the restatements. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. DZS undertakes no obligation to update or revise any forward-looking statements for any reason.
The description of the restatements and accounting errors above is preliminary, unaudited and subject to further change in connection with the ongoing Review and the completion of the restatements. Accordingly, there can be no assurance as to the actual effects of the restatements or that the Company will not determine to restate any financial statements other than the Affected Financial Statements or with respect to any additional accounting errors.
For further information see: www.DZSi.com.
DZS on Twitter: https://twitter.com/dzs_innovation
DZS on LinkedIn: https://www.linkedin.com/company/DZSi/